Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Third Quarter 2014 and Year to Date Financial Results

-Third Quarter Revenues Increased 64 Percent-

INCLINE VILLAGE, NV, November 10, 2014 - PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the third quarter and nine months ended September 30, 2014.

Total revenues for the third quarter of 2014 increased approximately 64 percent to $164.6 million from $100.2 million in the third quarter of 2013. Revenues for the third quarter of 2014 include $123.9 million in royalty payments from PDL’s licensees to the Queen et al. patents, $27.6 million in net royalty payments from acquired royalty rights and a change in fair value of the royalty rights asset, and $13.1 million in interest revenue from notes receivable debt financings to late-stage healthcare companies. The revenue growth in the third quarter of 2014 includes the effect of the flat royalty rate on the Genentech related products in 2014 versus a tiered rate in 2013. The third quarter 2014 royalty payments received from PDL’s licensees to the Queen et al. patents were for worldwide net sales in the second quarter 2014.

In the second quarter of 2014, PDL recorded a change in accounting related to its acquisition of royalty rights from Depomed. As part of this change, PDL has elected to measure these royalty right assets at fair value. The change in fair value along with net cash royalties received from Depomed and Viscogliosi Brothers are currently presented as a component of “royalty rights - change in fair value” in PDL’s income statements. Of the $27.6 million recognized in “royalty rights - change in fair value” for the quarter ended September 30, 2014, $32.3 million were net cash royalty receipts from Depomed and Viscogliosi Brothers.

Total revenues for the first nine months of 2014 increased 35 percent to $464.2 million, compared with $344.3 million for the first nine months of 2013. The increase for the nine month period of 2014 over 2013 is primarily driven by the addition of the royalty payments from PDL's purchase of Depomed's diabetes-related royalties, increased royalties in the first three quarters of 2014 related to sales of Avastin®, Herceptin®, Xolair®, Kadcyla®, Perjeta®, Tysabri® and Actemra®, along with a higher fixed royalty rate in 2014 over the blended fixed and tiered 2013 rate, a $23.2 million increase in interest revenue related to acquisitions of new revenue generating assets, and a $5.0 million retroactive payment in first quarter of 2014 related to our settlement agreement with Genentech, partially offset by a higher foreign exchange loss and higher rebate paid to Novartis AG for Lucentis.

Operating expenses in the third quarter of 2014 were $5.7 million, compared with $7.9 million in the third quarter of 2013. Operating expenses in the first nine months of 2014 were $17.2 million, compared with $21.9 million in the first nine months of 2013. The decreases in operating expenses for the three and nine months ended September 30, 2014, compared to the three and nine months ended September 30, 2013, were primarily due to a decrease in litigation legal expenses, partially offset by an increase in due diligence professional services and compensation.

Net income in the third quarter of 2014 was $102.2 million, or $0.61 per diluted share, as compared with net income in the third quarter of 2013 of $56.2 million, or $0.36 per diluted share. Net income for the first nine months of 2014 was $267.2 million, or $1.62 per diluted share, as compared with net income in the first nine months of 2013 of $203.4 million, or $1.31 per diluted share.

Net cash provided by operating activities in the first nine months of 2014 was $223.2 million, compared with $208.5 million in the first nine months of 2013. PDL had cash, cash equivalents and investments in the aggregate of $284.5 million and $99.5 million at September 30, 2014, and December 31, 2013, respectively. The increase was primarily attributable to net cash provided by the proceeds from the issuance of the February 2018 Notes of $300.0 million, proceeds from royalty rights of $81.7 million, proceeds from the issuance of warrants of $11.4 million, and cash generated by operating activities of $223.2 million, offset in part by cash advanced on notes receivable of $215.0 million, purchase of call options for $31.0 million, repurchase of a portion of the Series 2012 Notes for $29.9 million, payment of dividends of $72.1 million, repayment of a portion of the Term Loan of $56.3 million, purchase of royalty rights - at fair value of $15.5 million, and payment of debt issuance costs related to the February 2018 Note issuance of $9.3 million.

Recent Developments

Royalty Acquisition
On November 6, 2014, PDL acquired a portion of all royalty payments of the University of Michigan’s (“U-M”) worldwide royalty interest in Cerdelga™ (eliglustat) for $65.6 million. Under the terms of the royalty agreement, PDL will receive 75 percent of all royalty payments due under U-M’s license agreement with Genzyme until expiration of the licensed patents, excluding any patent term extension. Cerdelga, an oral therapy for adult patients with Gaucher disease type 1, was developed by Genzyme, a Sanofi company. Cerdelga was approved by the U.S. Food and Drug Administration (FDA) on August 19, 2014. In addition to the recent FDA approval, marketing applications for Cerdelga are under review by the European Medicines Agency and other regulatory authorities.

2014 Dividends
On January 29, 2014, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 12, June 12, September 12 and December 12 of 2014 to all stockholders who own shares of PDL on March 5, June 5, September 5 and December 5 of 2014, the record dates for each of the dividend payments, respectively. On September 12, 2014, PDL paid the third quarterly dividend to stockholders of record totaling $24.0 million using earnings generated in the third quarter of 2014.

Revenue Guidance for the Fourth Quarter of 2014
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Fourth quarter 2014 revenue guidance will be provided in December 2014.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time, November 10, 2014. To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 27682794. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 16, 2014, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 27682794.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has deployed approximately $780 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, as updated by subsequent quarterly reports, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues
Royalties from Queen et al. patents	$123,916	$96,314	$355,008	$331,778
Royalty rights - at fair value	27,602	—	73,807	—
Interest revenue	13,076	2,864	34,760	11,516
License and other	—	1,000	575	1,000
Total revenues	164,594	100,178	464,150	344,294

Operating Expenses
General and administrative expenses	5,686	7,925	17,188	21,894
Operating income	158,908	92,253	446,962	322,400

Non-operating expense, net
Interest and other income, net	75	53	207	202
Interest expense	(9,387)	(6,118)	(29,770)	(18,169)
Loss on extinguishment of debt	—	—	(6,143)	—
Total non-operating expense, net	(9,312)	(6,065)	(35,706)	(17,967)

Income before income taxes	149,596	86,188	411,256	304,433
Income tax expense	47,866	29,963	144,588	100,995
Net income	$101,730	$56,225	$266,668	$203,438

Net income per share
Basic	$0.63	$0.40	$1.70	$1.45
Diluted	$0.61	$0.36	$1.61	$1.31

Shares used to compute income per basic share	160,268	139,848	157,274	139,830
Shares used to compute income per diluted share	166,894	154,593	165,141	155,366

Cash dividends declared per common share	$—	$—	$0.60	$0.60

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30,	December 31,
	2014	2013
Cash, cash equivalents and investments	$284,454	$99,540
Total notes receivable	$418,578	$195,048
Total assets	$973,263	$543,955
Total term loan payable	$18,720	$74,397
Total convertible notes payable	$474,181	$320,883
Total stockholders' equity	$401,501	$113,489

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2014	2013
Net income	$266,668	$203,438
Adjustments to reconcile net income to net cash provided by operating activities	(51,089)	9,433
Changes in assets and liabilities	7,968	(4,336)
Net cash provided by operating activities	$223,547	$208,535